INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
NORTH LILY MINING COMPANY


We have audited the accompanying consolidated balance sheets of North Lily Mining Company and Subsidiaries as of December 31, 1997, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the four years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Lily Mining Company and Subsidiaries as of December 31, 1997, 1998 and 1999 and the results of their operations and their cash flows for each of the four years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a working capital deficiency at December 31, 1999, has incurred losses from continuing operations and has no operating cash flow to meet ongoing obligations. In addition, there are certain potential liabilities which may have an adverse effect on the Company (see Note 13). These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2.
The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. Should the Company be unable to realize the carrying value of its assets and discharge its liabilities in the normal course of business, the net realizable value of its assets may be materially less than the amounts recorded on the balance sheet.




WHEELER WASOFF, P.C.

Denver, Colorado
July 12, 2000, except for Note 16(b),
    as to which the date is July 25, 2000
















	F - 1

NORTH LILY MINING COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 1997, 1998 and 1999
ASSETS                              1997        1998         1999
Current Assets
  Cash                              $56,759     $23,495      $26,378
  Marketable securities              16,213      10,581       6,086
  Accounts and note receivable       14,353      15,331       12,500
  Other                              533         879           6,966
                                    -------     -------      -------

        Total Current Assets         87,858      50,286       51,930


Property and equipment, net          22,230      19,414       30,376
Land                                1,219,346    1,105,951    1,237,652
Reclamation bond                     91,240      95,651       200,553
Other                                   -           -         12,500
                                    --------     -------      ---------

TOTAL ASSETS                        $1,420,674   $1,271,302   $1,533,011
                                    ==========   ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Accounts payable                 $193,653     $218,578      $226,027
   Accrued legal settlement          100,104      104,343         -
   Reclamation liabilities           90,110        90,110       180,059
   Notes payable                        -          12,954         2,954
                                    ----------    --------     ---------

   Total Current Liabilities         383,867      425,985       409,040


Due to officers                       12,669       63,345        136,015
Accounts payable in stock            240,419      257,085        261,835
                                    ----------    --------      ---------

   Total Liabilities                 636,955      746,415        806,890
                                    ----------    --------      ---------
Minority Interest in LLC                -            -           362,410
                                    ----------    --------      ---------

Commitments and contingencies (Notes 1 and 13)

Stockholders' Equity
  Common stock, $0.10 par value;
  authorized 30,000,000 shares;
  issued and outstanding -
  4,902,122 ,  4,902,122 and
  5,002,122 shares (1997, 1998,
  1999)                             490,212       490,212        500,212

Additional paid-in capital         52,373,692     52,373,692     52,382,692
Accumulated deficit               (52,080,185)   (52,339,017)   (52,519,193)
                                  ------------   ------------   ------------

  Total Stockholders' Equity        783,719        524,887        363,711
                                  ------------   ------------   ------------
                                  $ 1,420,674    $ 1,271,302    $ 1,533,011
                                  ============   ============   ============

The accompanying notes are an integral part of these consolidated financial statements.



F-2

NORTH LILY MINING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1996, 1997, 1998, AND 1999


                                   1996       1997        1998       1999
                                 ---------  ---------   ---------  ---------
 Revenue
   Land sales                      $ -         $ -        $ -      $425,859
   Cost of land sales                -           -          -      (228,616)
                                 ---------  ---------   ---------  ----------
     Gross Profit                    -           -          -      197,243
                                 ---------  ---------   ---------  ----------

  Operating expenses
   General and administrative     675,449    510,151     238,238    330,105
   Exploration and property
     carrying costs                 3,527     51,409        -          -
                                 ---------  ----------   --------  ----------
                                  678,976    561,560     238,238    330,105
                                 ---------  ----------   --------  ----------
     Operating loss              (678,976)  (561,560)    (238,238) (132,862)

  Other income (expenses)

   Interest income                10,053      6,886        1,537     1,346
   Interest expense              (10,589)    (11,306)     (8,881)   (43,193)
   Realized gain on marketable
     securities                  118,883        -            -          -
   Unrealized loss on
     marketable securities           -       (15,171)      (5,632)   (4,495)
   Abandonment of mineral
     properties                      -      (1,980,880)      -           -
   Gain on disposition on
     mineral properties          206,897        -            -           -
   Write off of note receivable  (176,751)      -            -           -
   Other, net                    (132,074)   (16,746)      (7,618)    54,436
                                 ---------   ----------    -------    -------

Net (loss) before minority
   interest                      (662,557)   (2,578,777)   (258,832)  (124,768)

Minority Interest                    -           -             -       (55,408)
                                 ---------   -----------    --------   --------
Net (loss)                       $(662,557)  $(2,578,777)  $(258,832) $(180,176)

Net (loss) per common share-
   basic and diluted             $  (0.23)      $  (0.80)   $ (0.05)    $ (0.04)
                                 =========   ============   =========   =======

Weighted average common shares
   outstanding basic and diluted 2,848,047    3,234,622     4,902,122  4,952,122

                                 =========    ===========   =========  =========

The accompanying notes are an integral part of these consolidated financial statements.
F-3

NORTH LILY MINING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years ended December 31, 1996, 1997, 1998, and 1999
                                                                                       Marketable
                                                                                       Securities
                                                 Additional   Accumulated   Treasury   Valuation   Total
                               Common Stock      Paid-in      Deficit       Stock      Adjustment
                             Shares    Amount    Capital
Balance, January 1, 1996    2,594,667  $259,466  $51,264,750  $(48,835,939) $(17,395)   $ 197,723   $2,868,605

Common stock issued for
 services                     55,000    5,500      79,500        -              -           -        85,000

Common stock issued by
 private placement            341,073   34,108     351,409     (2,912)       17,395         -        400,000

Share issued costs               -        -        (31,762)      -              -           -        (31,762)

Marketable securities
  valuation adjustment           -        -            -         -              -       (189,453)    (189,453)

Adjustment for fractional
  shares issued                  1,382    138         (138)      -             -            -             -

Net loss, year ended
  December 31, 1996              -        -             -      (662,557)        -           -        (662,557)
                              ---------  -------    ---------  ----------    ---------   ---------   ---------
Balance, December 31, 1996    2,992,122   299,212  51,663,759  (49,501,408)     -          8,270     2,469,833

Common stock issued for
  officers salaries           1,610,000   161,000    644,000      -             -           -        805,000

Common stock issued by
  private placement             300,000    30,000    70,000       -             -           -        100,000

Share issue costs                  -          -      (4,067)      -             -           -        (4,067)

Marketable securities
  adjustment for
  permanent decline                -          -          -        -             -          (8,270)   (8,270)

Net loss, year ended December      -          -          -      (2,578,777)     -           -       (2,578,777)
                              ----------  --------   --------   ------------  --------   ---------   ----------

Balance, December 31, 1997    4,902,122    490,212  52,373,692  (52,080,185)    -           -        783,719


Net loss, year ended
  December 31, 1998                -           -         -        (258,832)     -           -        (258,832)
                              ----------  ---------  ---------   -----------   --------   --------  ----------
Balance, December 31, 1998   4,902,122     490,212   52,373,692 (52,339,017)    -           -        (524,887)

Common stock issued for
  loan fees                    100,000      10,000   9,000           -          -           -         19,000

Net loss, year ended
  December 31, 1999                -           -         -        (180,176)     -           -        (180,176)
                              -----------  ---------  ----------  ----------    ---------  ---------  -----------
Balance, December 31, 1999    5,002,122    $ 500,212  $52,382,692 $(52,519,193)  -         $ -        $363,711
                              ==========   =========  =========== ===========   ========== ==========  ===========


The accompanying notes are an integral part of these consolidated financial statements.
F-4


NORTH LILY MINING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 1996, 1997, 1998 and 1999


Cash flows from operating activities          1996        1997          1998       1999
                                             ------      --------     -------    -------
Net(loss)                                   $(662,557)  $(2,578,777)  $(258,832)  $(180,176)

Adjustments to reconcile net loss
  to net cash provided from (used for)
  operating activities
      Depreciation                           3,946       2,816          2,816       2,816
      Abandonment of mineral properties         -       1,980,880          -          -
      Net realized gain on sale of
        marketable securities               (118,883)      -               -          -
      Unrealized loss on marketable
        securities                              -        15,171         5,632       4,495
      Abandonment of fixed assets               -        32,116            -          -
      Minority Interest                         -          -               -       (55,408)
      Gain on disposition of
        mineral properties                  (206,897)      -               -          -
      Cancellation of debt                   176,751       -               -          -
      Stock issued for salaries and
        loan fees                               -       180,000            -        19,000
Increase (decrease) in accounts, notes
      and interest receivable               (101,298)   131,632          (978)     (10,114)
Decrease in inventory                         43,207       -               -          -
Increase (decrease) in other assets          (4,575)      (533)          (346)     (5,642)
Decrease (increase) in accounts-
      payable trade                         (101,398)    (8,189)        24,930      7,449
Increase (decrease) in accrued
      liabilities                             17,000    (32,981)         4,235     (104,343)
(Increase) in reclamation liabilities, net   (27,501)   (81,598)        (4,411)    (14,953)
Increase in due to officers                  240,000     12,669         50,676     72,669
Increase in other accounts payable              -       240,419         16,666      4,751
Other items                                  185,107    1,627              -       (71,206)
                                            ---------  ---------        --------   ---------

      Net cash (used) provided operating
          activities                        (557,098)   (104,748)       (159,612)  (330,662)
                                            ---------  ----------       ---------  ---------

Cash flows from investing activities
  Acquisition and exploration of mineral
    properties, net of option payments and
    foreign taxes received                   (64,957)    (1,452)         31,261         -
  Proceeds received on sale of equipment      5,000        -               -            -
  Proceeds from sale fo marketable securities
    and investments                          241,408       -               -            -
  Distribution from LLC                         -          -               -        321,545
  Net proceeds from sale of mineral
    properties                               280,292       -             82,134         -
  Advances                                  (141,751)      -               -            -
                                            ---------   ---------        --------  ---------

       Net Cash (used) provided from
          investing activities              319,992      (1,452)         113,395     321,545
                                            ---------   ---------        --------  ---------

Cash flows from financing activities
   Proceeds form short-term borrowings         -           -              13,106     257,538
   Repayment of short-term borrowing        (211,621)      -               (153)   (267,538)
   Minority member contribution in LLC         -           -                 -       22,000
   Proceeds from issuance of common
     stock, net of offering costs           393,238      95,933              -          -
                                            ---------    ---------       --------  ---------
     Net cash provided by financing
       activities                           186,617       95,933          12,953    12,000
                                            ---------    ---------       --------  ---------

Net (decrease) increase in cash              (55,489)     (10,267)        (33,264)   2,883
Cash and cash equivalents, beginning
   of year                                  122,515       67,026          56,759     23,495
                                            ---------    ---------       --------  ---------
Cash and cash equivalents, end of year      $ 67,026      $56,759         $ 23,495  $ 26,378
                                            =========    =========       ========= =========

The accompanying notes are an integral part of these consolidated financial statements.
F-5


NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1997, 1998 and 1999



SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

During the years ended December 31, 1996, 1997, 1998 and 1999, the Company paid cash for interest on indebtedness of $17,708, $0, $141, and $37,033, respectively.

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES.

In 1996 the Company exchanged marketable securities in settlement of a note payable and accrued interest for $98,296; issued 30,000 shares of common stock (valued at $2.00 per share) for services of $60,000 and issued 25,000 shares of common stock (valued at $1.00 per share) for offering costs of $25,000 on private placements.

In 1997 the Company issued 1,610,000 shares of common stock to officers (valued at $.050 per share) in settlement of accrued salaries of $805,000.

In 1999 the Company issued 100,000 shares of common stock (valued at $0.19 per share) for loan fees of $19,000.



The accompanying notes are an integral part of these consolidated financial statements.
F-6


NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

	ORGANIZATION

North Lily Mining Company was incorporated as a Utah corporation and was engaged in mineral activities, including exploration, extraction, processing and reclamation. The Company's principal assets were its copper mine, located in Chile, and its mineral properties, located in Bolivia and the United
States.   As of December 31, 1997 all mineral properties located outside the
United States were abandoned, and mineral exploration and development activities on United Sates properties were ceased. The Tintic claims, located in the State of Utah, were made available for sale. Effective January 1, 1999 substantially all of the Tintic claims were contributed to Xeres Tintic, LLC a Colorado limited liability company.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of North Lily Mining Company, its inactive wholly owned subsidiaries, a 50% interest in Silver City Joint Venture (100% in 1999), and its 69% interest in Xeres Tintic LLC (Xeres). Collectively their entities are referred to as the "Company." All significant inter-company accounts and transactions have been eliminated in consolidation.

MINORITY INTEREST

The Company records minority interest expense which reflects the portion of the earnings applicable to the minority interest partners in Xeres. Effective January 1, 1999 the company contributed land to Xeres for a 99% interest. Effective July 31, 1999 an outside investor acquired a 30% interest in Xeres diluting the Company's interest to 69%. For financial reporting purposes the results of Xeres are included in the Company's financial statements. Effective January 31, 2000, the outside investor's interest was reduced to 7.5%, and the Company's interest was increased to 91.5%.

JOINT OPERATIONS

The Company's 50% interest in Silver City Joint Venture, an unincorporated joint venture, has been proportionally consolidated for years ended December 31, 1996, 1997 and 1998. In 1999 the Company acquired the 50% interest held by an outside party and, accordingly, the 1999 financial statements include 100% of the joint venture operations, assets and liabilities of Silver City Joint Venture.

REVENUE RECOGNITION

Prior to January 1, 1999 proceeds from the sale of land were charged against the carrying cost of the applicable property, as the Company accounted for the properties as mineral properties.

Effective January 1, 1999 and concurrent with the formation of Xeres, revenue from sale of land is recognized under the full accrual method of accounting pursuant to Statement for Financial Accounting Standards (SFAS) No. 66. Under this method of accounting, revenue is recognized when all of the following conditions are met: the refund period has expired; sufficient cumulative payments of the contract sale price has been made; collectibility of receivables is reasonably assured; receivables are not subject to subordination; and the Company is not obligated to complete improvements or incur other development costs.

F-7
NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

MARKETABLE SECURITIES

Marketable equity securities are classified as available for sale and are carried at fair value, as determined by quoted published market prices. Unrealized losses and gains on available for sale securities are included as a separate component of stockholders' equity. Net realized gains and losses on security transactions are determined on the specific identification cost basis and are included in the determination of loss for the year.

At December 31, 1997, 1998 and 1999 the company determined that the decline in fair value of its marketable equity securities available for sale was other than temporary and, accordingly, unrealized losses, including those previously included as a separate component of stockholders' equity, were charged to operations and the cost basis of the individual securities was reduced to fair value as the new cost basis.

PROPERTY AND EQUIPMENT

Office furniture and equipment is recorded at cost. Depreciation is provided by use of the straight-line method over the estimated useful lives of the related assets of five to seven years. All mining plant and equipment is available for sale as of December 31, 1999. Accordingly, proceeds from the sale of mining plant and equipment is charged against the carrying cost, which approximates salvage value, until such time as the carrying cost is reduced to zero, at which time, gain on sale will be recognized.

Expenditures for replacements, renewals, and betterments are capitalized. Maintenance and repairs are charged to operations as incurred.

Depreciation expense was $3,946 for 1996 and $2,816 for each of the three years in the period ended December 31, 1999.

MINERAL PROPERTIES

Direct costs related to the acquisition, exploration and development of mineral properties held or controlled by the Company were deferred on an individual property basis until viability of a property was determined. General exploration costs are expensed as incurred. Management of the Company periodically reviews the recoverability of the capitalized mineral properties and mining equipment. Management's calculation of proven and probable reserves is based on engineering and geological estimates and financial estimates including mineral prices and operating costs. The Company depreciates its assets and accrues for reclamation on units of production basis at each mine site over proven and probable reserves. Changes in the geological and engineering interpretation of the Company's ore bodies, mineral price and operating costs may change the Company's estimate of proven and probable reserves. It is reasonably possible that the Company's estimate of proven and probable reserves will change in the near term resulting in additional charges for depreciation and reclamation in future reporting periods. When it is determined that a project or property will be abandoned or its carrying value has been impaired, a provision is made for any expected loss on the project or property. Proceeds from the sale of mineral properties are charged against the carrying value of the properties, on an individual property basis, until such time as the carrying value of the individual properties is reduced to zero, at which time, gain on disposition is recognized. As of December 31, 1997 the Company had abandoned its foreign mineral properties. U.S. mineral properties consisting of the "Tintic claims" in the State of Utah were held for sale and subsequently transferred, in 1999, to Xeres.

F-8

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

IMPAIRMENT OF LONG-LIVED ASSETS

The Company has adopted SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has determined that no impairment loss needs to be recognized for applicable assets of continuing operations.

FOREIGN CURRENCEY TRANSLATION

Results of operations for foreign subsidiaries, whose functional currency is other than the U.S. dollar, are translated using the average exchange rates during the period, while assets and liabilities are translated into U.S. dollars using current rates. Resulting translation adjustments are recorded in currency translation adjustments in shareholders' equity. For foreign subsidiaries whose functional currency is the U.S. dollar, currency gains and losses resulting from translation and transactions are determined using a combination of current and historical rates and are included in the results of operations. Effective December 31, 1997 the company abandoned all of its foreign properties and ceased operations outside the United States.

RECLAMATION COSTS

The Company's operations related to the Silver City Joint Venture are subject to reclamation, site restoration and closure requirements. Post-closure reclamation, site restoration costs and closure costs for each producing mine are charged to operations over the expected life of the mine using the units of production method. Current expenditures relating to ongoing environmental and reclamation programs are expensed as incurred. The Company calculates its estimate of the ultimate reclamation liability based on current laws and regulations and the expected future costs to be incurred in reclaiming, restoring and closing its operating mine sites. It is reasonably possible that the Company's estimate of its ultimate reclamation liability will increase in the near term due to possible changes in laws and regulations and changes in cost estimates.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been made by management with respect to the recoverability of the Company's investment in land and the liability for reclamation costs. Actual results could differ from those estimated.

CASH EQUIVALENTS

For purposes of reporting cash flows, the Company considers as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase. On occasion, the Company has cash in banks in excess of federally insured amounts. At December 31, 1997, 1998 and 1999 there were no cash equivalents.

F-9

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INCOME (LOSS) PER COMMON SHARE

Basic income (loss) per common share is calculated by dividing net income
(loss) by the weighted average number of common shares outstanding during the year. Diluted income per common share is calculated by adjusting outstanding shares, assuming conversion of all potentially dilutive stock options. Convertible equity instruments, consisting of warrants and options, are not considered in the calculation of net (loss) per share, as their inclusion would be antidilutive.

INCOME TAXES

The company has adopted the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, the deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

SHARE BASED COMPENSATION

In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" was issued. This new standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board ("APB") Opinion No.
25. The Company has elected to utilize APB No. 25 for measurement; and will, pursuant to SFAS No. 123, disclose supplementally the pro forma effects on net income and earnings per share of using the new measurement criteria.

CONCENTRATION OF CREDIT RISK AND FINANCIAL INSTRUMENTS

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents, investments in marketable securities and receivables. The Company places its short-term cash investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. Generally, these investments mature within 90 days and therefore are subject to minimal risk.

NEW TECHNICAL PRONOUNEMENTS

In June 1998 SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued for fiscal years beginning after June 15, 1999. Adoption of SFAS No. 133 is not expected to have an impact on the Company's financial statements.

In October 1998 SFAS No. 134, "Accounting for Mortgage Broker Securities," was issued for fiscal years beginning after December 15, 1998. Adoption of SFAS No. 134 does not have an impact on the Company's financial statements.

F-10
NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In June 1999 SFAS No. 136, "Transfers of Assets to a Not-For-Profit Organization or Charitable Trust that Raises or Holds Contributions for Others" was issued for fiscal years beginning after December 15, 1999. SFAS No. 136 will not have an impact on the Company's financial statements.

In June 1999 SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statements No. 133" was issued. Adoption of SFAS No. 137 is not expected to have an impact on the Company's financial statements.

NOTE 2 - BASIS OF ACCOUNTING

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has accumulated a deficit of $52,519,193 through December 31, 1999, has incurred losses of $662,557, $2,578,777, $258,832, and $180,176 for each of the four years in the period ended December 31, 1999 and at December 31, 1999 has a working capital deficiency of $357,110.

During 1993 the Company ceased operations at its Silver City mine and in 1997 abandoned mining operations at its Tuina mine in Chile. As a result the Company has continually been selling non-essential Company assets to fund ongoing operations and property commitments over the past four years. The Company requires financing to fund its future operations and will attempt to meet its ongoing liabilities as they fall due through the sale of marketable securities or mineral properties. There can be no assurance that the Company will be able to raise the necessary financing to continue in operations or meet its liabilities as they fall due or be successful in resolving its contingent liabilities. Should the Company be unable to realize the carrying value of its assets and discharge its liabilities in the normal course of business, the Company may not be able to remain in operation and the net realizable value of its assets may be materially less than the amounts recorded on the consolidated balance sheets.

In April 2000 the Company acquired 100% of the outstanding common stock of Loanmining.Com, Inc. (LMC) in exchange for 5.83 million shares of the Company's common stock. Management believes that the acquisition of LMC and ongoing efforts to sell its Tintic property claims in Utah through Xeres will enable the Company to meet its financing and cash requirements and ultimately achieve profitable operations.

NOTE 3 - MARKETABLE SECURITIES

As at December 31, 1997, 1998 and 1999 the Company has classified all investments in marketable securities as available for sale. The cost, gross unrealized holding gains gross unrealized holdings losses, and fair value of available for sale securities are as follows:


F-11

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - MARKETABLE SECURITIES (continued)

                                         Gross        Gross
                                        Unrealized   Unrealized
                                Cost     Holdings     Holdings      Fair
                                Basis    Gains         Losses      Value
At December 31, 1996
Equity Securities              $31,385   $8,270         $ -        $39,655
                               =======   =======       ======      =======

At December 31, 1997
Equity Securities              $39,655     $ -         $23,442     $16,213
                               =======   =======       =======     =======

At December 31, 1998
Equity Securities              $16,213     $ -          $5,632     $10,581
                               =======   =======       =======     =======

At December 31, 1999
Equity Securities              $10,581     $ -          $4,495      $6,086
                               =======   =======       =======      ======


Proceeds from sales and dispositions of marketable securities were $339,704 in 1996 and related net realized gains included in income was $118,883 in 1996. The net change in the unrealized gain of marketable securities classified as available for sale included as a component of equity was a decrease of $189,453 for the year ended December 31, 1996. At December 31, 1997 management determined that the decline in fair value of available for sale securities was other than temporary and accordingly unrealized losses have been charged to operations.


NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 1997, 1998 and 1999 consists of the following:

                                    1997        1998        1999
Office furniture and equipment    $24,915      $24,915     $24,915
Accumulated depreciation           16,464       19,280      22,096
                                  --------     --------    --------
                                    8,481        5,635       2,819
                                  --------     --------    --------

Mining equipment                   13,779       13,779      27,557
                                  --------     --------    --------
                                  $22,230      $19,414      $30,376
                                  ========     ========    ========

F-12

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - PROPERTY AND EQUIPMENT (continued)

Included in mining equipment is an idle mill facility and related equipment held for sale at the Silver City Venture reclamation site. The carrying cost approximates salvage value at December 31, 1997, 1998 and 1999.

NOTE 5 - LAND AND MINERAL PROPERTIES

The Company's investment in land at December 31, 1997, 1998 and 1999 consists of the Tintic property mining claims located in Utah. Prior to 1997 the Company classified these claims as mineral properties and were pursuing the exploration and development of the mining claims. The Company had previously sold small parcels of the claims and charged the proceeds therefrom to the carrying cost. Effective January 1, 1999 the Company transferred substantially all of the claims to Xeres, in which they hold a majority interest, and began to actively market and sell the properties.

Effective December 31, 1997 the Company abandoned its operations at its Tuina mine project in Chile (Note 6) and its San Simon exploration project in Bolivia. The carrying costs of these projects, including related debt, in the aggregate amount of $1,980,880 was charged to operations in 1997.

During 1993 the Company's Silver City mining operation located in Utah ceased operations and commenced reclamation work. As at December 31, 1997,1998 and 1999 the Company has accrued $90,110, $90,110 and $180,059, respectively, as its share of estimated net future costs to complete the reclamation work.

During 1996, the Company received $65,000 from the partial sale of a portion of the Tintic patented mining claims. In addition, the Company sold the Gray Eagle property for total proceeds of $215,292. Of this amount $108,000 was recorded as note receivable with interest at 8.5% per annum. The principal and interest was paid in full in 1997.

NOTE 6 - DISPOSITION OF INTERESTS IN COMPANIA MINERA PHOENIX S.A.

Effective April 12, 1995, the Company and International Mahogany Corp. ("Mahogany") agreed to a restructuring of the ownership interest of the Tuina Project. In settlement of the Company's outstanding debt to Mahogany of $684,000 as at March 28, 1995, the Company reduced it ownership interest in Compania Minera Phoenix S.A. ("Phoenix") from 50% to 41%. During 1995, the Company also agreed to terms by which the Company's remaining interest in the Tuina Project will be impacted. Subsequently, Mahogany agreed to sell its 59% interest in Phoenix to Yuma Gold Mines Limited ("Yuma"). The sale to Yuma was extended on several occasions and the terms subsequently revised (the "Mahogany-Yuma Agreement").

On May 3, 1996 the Company and Yuma agreed to revise the terms of the agreement whereby the Company's remaining interest in Phoenix will be impacted. In summary, subject to receipt by Mahogany of regulatory approvals and completion of the Mahogany-Yuma Agreement, the Company's interest will be impacted as follows:

a) Yuma will receive an additional 5 % interest in Phoenix in exchange for funded costs and the delivery of and independent bankable feasibility study in respect of the Tuina Project;

b) the Company would be required to sell a further 10% interest in Phoenix to Yuma for an initial payment of $145,000, less deductions for operating costs and the costs of securing the water rights for the Tuina Project.
In addition, Yuma is required to make further payments to the Company, due upon commencement of Tuina commercial production and one year thereafter. These payments are to be calculated in relation to the initial capital costs of the Tuina Project, from a high of $609,000 where the initial capital costs are less than $14,000,000 with graduating payments decreasing as capital costs increase, and may be made, at Yuma's election, in cash or shares of Yuma;
and

F-13

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - DISPOSITION OF INTERESTS IN COMPNANIA MINERA PHOENIX S.A. (continued)

c)	all participants will be responsible for contributing their share of funding following completion and delivery of the Feasibility Study. The failure of any participant to contribute its share of funding will result in a dilution of that participant's interest in accordance with a dilution formula. Once a participant's interest has been diluted to 10%, then the ownership interest will convert to a 10% net profits interest.

Since April 13, 1995, Yuma has provided funding to Phoenix to cover operations, the preparation of the feasibility study and the costs of securing the water rights for the Tuina Project. These costs are partially recoverable by Yuma (the "Yuma Payments") from the Company from the proceeds to be received from the sale of the 10% interest in Phoenix, as noted in item (ii) above. The water rights have been secured and Yuma now has to either elect to close the Mahogany-Yuma Agreement, subject to regulatory approval, or terminate the agreement. If Yuma elects to terminate the Mahogany-Yuma Agreement, the Company would not owe Yuma any funds for the Yuma Payments.

Due primarily to reduced copper prices, Yuma ceased to perform the Tuina Project. Effective December 31, 1997 the Company abandoned the Tuina Mine Project and wrote off its investment and any related debt previously forgiven.

NOTE 7 - PROPOSED SHARE EXCHANGE WITH TAMARINE VENTURES LTD

On November 17, 1995, the Company executed an Agreement and Plan of Share Exchange (the "Agreement") with Tamarine Ventures Ltd., a company incorporated under the laws of British Columbia, Canada ("Tamarine"). The Agreement provided for the issuance, at closing, of one post-reverse stock split share of Common Stock of the Company in exchange for each four common shares of Tamarine, thereby making Tamarine a wholly-owned subsidiary of the Company (the "Share Exchange"). At the closing of the Share Exchange, the Company would issue 2,000,000 post-reverse split shares of its Common Stock to the shareholders of Tamarine. Closing of the Share Exchange was subject to a number of conditions precedent, including regulatory acceptance, approval by the shareholders of the Company and satisfactory results of due diligence investigations conducted by the Company. On November 22, 1996, the Company terminated the Agreement and abandoned its plan to acquire Tamarine. In contemplation of the acquisition of Tamarine, the Company advanced $176,751 to Tamarine. The Company has been unsuccessful in having the advances repaid and, accordingly the Company has fully provided for a reserve for bad debts on the advances to Tamarine in the accompanying 1996 financial statements.


NOTE 8 - NOTES PAYABLE

Notes payable at December 31, 1998 and 1999 consisted of:

                               1998        1999

Bank overdraft advance       $2,954       $2,954


Notes payable - officer
    due on demand with
    interest at 10%         $10,000          -
                            ---------     -------
                            $12,954        $2,954
                            =========     =======

F-14
NORTH LILY MINING COMPANY AND SUBSIDIARIESN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCKHOLDERS' EQUITY

On December 9, 1996 the Company effected a 1 for 10 reverse stock split. The accompanying financial statements give retroactive effect to this reverse stock split for all periods presented.

COMMON STOCK

In 1996, the Company completed private placements of 55,555 shares of common stock at a $1.80 per share and 285,518 shares of common stock at $1.00 per share. The company issued 25,000 shares of common stock for offering costs associated with these private placements (valued at cost $1.00 per share). The net proceeds to the Company was $378,754 after cash paid for offering costs of $6,762.

The Company issued 30,000 shares of common stock for services of $60,000 (valued at $2.00 per share).

In 1997, the Company completed the sale of common stock and warrants pursuant to two private placements as follows:

100,000 shares, at $0.50 per share and warrants to purchase 100,000 share at $0.75 per share by April 1998 or $1.00 per share by April 1999. The warrants were extended to December 31, 2000 and April 21, 2001, respectively.

200,000 shares at $0.25 per share and warrants to purchase 100,000 at $0.35 per share by September 1998, or $0.50 per share by September 1999. The warrants were extended to December 31, 2000 and April 30, 2001, respectively.

Proceeds from the offerings were $100,000 before offering costs of $4,067.

Effective December 31, 1997 the Company issued 1,610,000 shares of common stock (valued at $0.50 per share) to two officers in settlement of accrued salaries of $805,000.

In 1999 the Company issued 100,000 shares of common stock (valued at $0.19 per share) to an unrelated third party for loan fees of $19,000.

In 2000 the Company reached settlement agreements with unrelated trade creditors in which the creditors agreed to accept common stock in the Company in exchange for payables due as follows:

1997 - 479,667 shares of common stock for accounts payable of $240,419 (valued at $0.50 per share)

1998 - 33,333 shares of common stock for accounts payable of $16,666 (valued at $0.50 per share)

1999 - 25,000 shares of common stock for accounts payable of $4,750 (valued at $0.19 per share)

Additionally in 2000, the Company issued shares of common stock to two officers in settlement of accrued salaries at December 31, 1999 as follows:
402,179 shares for accrued salaries of $76,015 (valued at $0.19 per share), and 708,970 shares of common stock for accrued salaries of $60,000 (valued at $0.08 per share).

All stock issues for non-cash consideration are valued at a per share amount which approximates the fair market price of the stock as of the date of authorization by the Board of Directors.



F-15

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCKHOLDERS' EQUITY (continued)

       WARRANTS

 In 1997, the Company issued warrants to purchase 200,000 shares of common
stock in conjunction with its private   placements. The weighted average
excise price of the warrants is $ .55 per share.

NOTE 10 - STOCK OPTION PLANS

 (a)	1984 Incentive Stock Option Plan:

During 1984, the stockholders approved an incentive stock option plan (the "1984 Plan") for officers and key employees that provided for grants of options to purchase up to 30,000 shares of unregistered common stock. In 1990, the Board of Directors approved an amendment to the 1984 Plan to increase the shares available for option grants to 250,000. The options granted under the 1984 Plan are immediately exercisable at the fair market value of the free trading common stock on the date of grant or 110% of such value if the optionee owned more than 10% of the combined voting power of all classes of Company stock as of the grant date. The 1984 Plan expired October 31, 1994. The options that are outstanding were issued in 1994 at an exercise price of $2.03 per share and at December 31, 1997, 1998 and 1999 expire as follows: 170,000 - May 7, 2004.

(b)	1996 Stock Option Plan:

In 1996, the stockholders approved an incentive stock option plan (the "1996 Plan") for employees, directors and/or officers of the Company.
The 1996 Plan reserves an aggregate of 275,000 shares (the "Available Shares") of the Company's Common Stock and provides for annual adjustments in the number of Available Shares, commencing December 31, 1996, to a number equal to 10% of the number of shares outstanding on December 31 of the preceding year or 275,000 shares, whichever is greater. The options granted under the Plan will become vested 50% upon the first anniversary option grant and 12.5% upon each of the four three-month periods following the first anniversary. The purchase price shall be equal to the fair market value of the stock as of the date of issuance. No options have been granted under the 1996 Plan.

(c)	1996 Restricted Stock Plan:

In 1996, the stockholders approved a restricted stock plan (the "1996 Restricted Plan") for employees, officers, and directors of the Company and consultants to the Company. The 1996 Restricted Plan reserves an aggregate of 275,000 shares (the "Available 1996 Restricted Shares") of the Company's Common Stock. The 1996 Restricted Plan also provides for annual adjustments under the same terms as the 1996 Plan. Shares under this plan are "restricted" in the sense that they are subject to repurchase by the Company at cost during the vesting period. The options granted under this plan will become vested under the same terms as the 1996 Plan. There are no options outstanding.

NOTE 11 - INCOME TAXES

At December 31, 1999, the Company had a net operating loss carry forward of approximately $21,000,000 that may be offset against future taxable income through 2019.

The Company has fully reserved the tax benefits of these operating losses because the likelihood of realization of the tax benefits cannot be determined. These carryforwards are subject to review by the Internal Revenue Service.

The tax benefit of the loss carryforward has been offset by a valuation allowance of the same amount. Of the total tax benefit, $6,000 is attributable to 1999.
F-16

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES (continued)

Temporary differences between the time of reporting certain items for financial and tax reporting purposes are primarily from using different methods of reporting depreciation costs, mineral exploration costs, advanced royalties and reclamation accruals.


NOTE 12 - RELATED PARTY TRANSACTIONS

a) During 1996, the Company was charged management, consulting and office administration fees and salaries of $283,806 by officers and companies under significant influence of certain directors of the Company. As at December 31, 1996, $680,358 remained unpaid of which $625,000 was due to officers for unpaid salaries for the period 1994 through 1996.

The Company's Bolivia properties were acquired pursuant to an agreement entered into in 1995 with Akiko Gold Resources, Ltd. ("Akiko"), an entity whose prior president is also president of the Company. The Company had a 46% interest in the property and is responsible for 50% of the project's funding requirements. In 1997 the Company abandoned the project.

b) During the 1997, the Company accrued officers salaries for the year of $192,689, issued 1,610,000 shares of common stock in settlement of accrued salaries for 1996 through September 1997 (Note 9), and paid the office lease of $30,684 (Note 13).

c) During 1998, the Company accrued officer salaries for the year of $50,676 and paid the office lease of $31,316 (Note 13). Two officers loaned the company $5,000 each at 10.0% interest.

d) During 1999, the Company accrued officer's salaries for the year of $72,669, and paid the office lease of $35,336 (Note 13). The Company repaid loans from officers of $10,000 and interest of $724. In 1999 the Company advanced an aggregate of $68,641 to an officer. Pursuant to the Company's employment agreement with the officer, advances accrue interest at 8% per annum. The advances are secured by 137,282 shares of the Company's common stock owned by the officer. As of December 31, 1999, the advances made have been charged to operations and no interest income will be recognized until interest is paid by the officer to the Company.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

a) The Company has assumed under a verbal agreement with an entity controlled by the Company's Vice President an operating lease for office space in Denver, Colorado. This assumption is under the same terms and conditions as the related party's lease with the landlord. Future minimum lease payments due under this arrangement are as follow:

Year ended December 31,

                        2000        $36,647
                        2001        $41,125
                        2002        $43,682
                        2003        $18,645



Rent expense for the years ended December 31, 1996, 1997, 1998 and 1999 was $17,838, $22,378, $31,316 and $35,336 respectively.

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - COMMITMENTS AND CONTINGENCIES (continued)

b) The Company and other third parties were subject to a multi-count claim filed with the U.S. District Court in Butte, Montana claiming that, as a result of exploration activity in the Southern Cross area, local ground water supplies have been contaminated and reduced. Despite studies prepared privately and by the Department of State Lands (Montana) in 1992, which found no evidence of earlier claims, the plaintiff continued to seek alternative legal approaches against the defendants. Initial discovery proceedings were completed in 1995. The Company and other third parties filed for a Summary Judgement for dismissal of this lawsuit and have received favorable disposition thereof, awaiting execution by the federal court. Meanwhile, the lawsuit was settled for nominal consideration in December 1997. Mahogony paid North Lily's share of settlement.

c) During 1994, a former officer of the Company filed a complaint seeking unpaid vacation pay, together with interest thereon, treble damages, cost and attorney's fees. The Company subsequently paid the former officer $20,834 representing the Company's calculation of its share of amounts owed. Final settlement with the former officer was reached in 1996, in which the Company agreed to pay an initial payment of $15,000 and a final payment of $80,000. Final payment on the settlement agreement was made in 1999 and the Company was released from further obligation.

d) In late 1998, a complaint was filed against the Company in Utah, alleging breach of a special warranty deed, breach of a terminated mining lease, and most recently attacking validity of the Company's royalty and land development interests retained in properties acquired by plaintiffs. The Company eliminated the primary basis for the alleged breach of warranty during 1999, and believes the plaintiffs are not entitled to assert claims under the deed and mining lease to which they are not parties. The company and its litigation counsel believe the claims are without merit, will continue to defend vigorously, and do not believe there is any likelihood of a material loss.

e) In March 2000, the Utah Division of Oil, Gas and Mining (DOGM) and Department of Water Quality (DWQ) each sent Notices to the Company addressing similar issues. The Notices alleged failure to timely comply with Utah environmental laws and regulations, violations of notices and orders thereunder, and violation of the Company's Groundwater Discharge Permit, all in relation to the Company's reclamation/closure obligations for its small former heapleach tailing recovery project in Silver City, Utah (the Tintic Project). The Company timely responded, contested the allegations, submitted requested submissions, undertook certain reclamation actions, and requested a hearing. By Stipulation and Consent order dated July 26, 2000, DOGM dismissed their charges against the Company, and the Company agreed to perform ongoing reclamation/closure activities. DWQ concurred with the reclamation/closure schedule and terms in the Stipulation, but has not finally resolved its Notice (including its right to seek substantial daily civil penalty for violations). The Company's reclamation bond for the Tintic Project was recently increased by agreement with DOGM and concurrence by DWQ to over $190,000. The Company is confident that the bond (if forfeited as a result of non-performance under the Stipulation) would cover the remaining reclamation and closure costs (including civil penalty if any) of the Tintic Project.

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - SEGMENT REPORTING

In June 1997, SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" was issued, which amends the requirements for a public enterprise to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in the pronouncement, are components of an enterprise about which separate financial information is available that is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company has adopted SFAS No. 131 for the year ended December 31, 1997.

The Company has one reportable segment, land held for investment and sale. In 1997 the Company abandoned it's exploration and development of mineral properties and concentrated its efforts on the sale of its US claims and properties. Nominal sales were made in 1997 and 1998 and proceeds were charged against the carrying cost of the properties. Sales of land in 1999 were made through Xeres, the Company's majority controlled LLC.

NOTE 15 - COMPREHENSIVE INCOME

There are no adjustments necessary to net (loss) as presented in the accompanying statements of operations to derive comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income." for the years ended December 31, 1997, 1998 and 1999.

For the year ended December 31, 1996 the Company's Statement of Comprehensive Income is as follows:

Net (loss)                                   $ (662,557)
Unrealized holding gain on securities             8,270
                                             ------------

Comprehensive Income (loss)                   $(654,287)
                                             ============

NOTE 16 - SUBSEQUENT EVENTS

a) On April 7, 2000, the Company completed performance of closing requirements for its acquisition of privately held Loanmining.Com, Inc. ("LMC") by issuance of 5.83 million shares (the "Shares") of the Company`s restricted common stock. The Shares are restricted securities pursuant to Rule 144, are to be included in a Registration Statement by the Company after it updates its audits and reports to the Securities and Exchange Commission, and are to be subject to monthly sale restrictions for holdings in excess of 200,000 shares. The recipients of the Shares were the several stockholders of LMC, including its majority stockholder (Regina Mitchell), who received over 4 million of the Shares.


In consideration for the Shares, the Company acquired rights to the names Loanmining.Com, Inc. and Home Loan.Com; rights to a team of mortgage brokers, telemarketers, processing and closing staff represented to be capable of equalling the prior years production; and rights to the LMC internet web site development, the related business plan for home improvement financing, and the business model/implementation plan for LMC as for traditional "bricks and mortar" basis as well as a highly automated internet mortgage banker focused on the sub-prime mortgage niche. Substantial equity financings will be required to compete for mortgage lending business on the Internet, which already is populated by competitors of several types, some of who already have substantial financing and market penetration.

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - SUBSEQUENT EVENTS (continued)

In conjunction with this acquisition, the Company closed on a private placement financing of $245,000 in exchange for 7% Convertible Notes and Warrants. The Notes are due in periods of six to nine months from the date of issuance and are repayable or convertible, at the option of the holder, into shares of Common Stock of the Company at $0.20 per share (except for $25,000 at $0.50 per share). Warrants for the purchase of an aggregate 1,400,000 shares were issued as part of the sale of the notes and are exercisable at $5.00 and $7.50 per share during years one and two, respectively, from date of issue, and expire at various dates from February 2002 to April 2002. The Company utilized $63,000 of the proceeds to finance stock redemption and releases from dissident stockholders of Loanmining.Com, Inc.

In April 2000, the Company acquired 100% of the membership interests in Mortgage Partners Home Funding, LLC in consideration of 170,000 shares of the Company's common stock and $25,000 in promissory notes.

b) On July 25, 2000 the Company entered into a letter of intent to be acquired by Captain's Management, Inc. (Captain's) for ten shares of Captain's for every 14.5 shares of the Company when Captain's is registered and trading on a stock exchange. Captain's agreed to provide the Company with $360,000. The Company agreed to pledge a portion of its Utah properties to secure related financing to be obtained by Captain's. In addition, Captain's is to provide web site development and marketing for LMC at Captain's expense. Captain's is engaged in developing vertical market applications, virtual inventory systems, and a public interactive dynamic display network (in airports, music stores, movie theatres, shopping centres and other high public traffic locations) with its affiliate Touchvision for building and managing interactive systems.